News Release
CONTACT:
Roni Imbeaux
Vice President, Finance and Investor Relations
404-407-1104
rimbeaux@cousins.com

COUSINS PROPERTIES ANNOUNCES OFFICE ACQUISITION IN TAMPA

ATLANTA (October 4, 2021) – Cousins Properties (NYSE: CUZ) announced today that it has acquired Heights Union, a 294,000 square foot office property in the historic Heights neighborhood of Downtown Tampa for $144.8 million.
The Heights is a unique live-work-play district that has emerged as one of Tampa’s signature gathering spots. It serves as the northern terminus for the 2.6-mile Tampa Riverwalk that runs alongside the Hillsborough River. The district is anchored by Armature Works, an adaptive re-use of the former Tampa streetcar facility, that includes over 20 restaurants and bars.
Heights Union was competed in late 2020 and is currently 93.4% leased with life science customers representing 66% of the rent roll. Pfizer leases 106,000 square feet for a Global Capability Hub and Axogen leases 75,000 square feet for its second headquarters and lab space.
“Heights Union represents a compelling opportunity to acquire a unique property in an emerging submarket with an outstanding rent roll,” said Colin Connolly, President and Chief Executive Officer of Cousins. “We continue to respond to what our customers are telling us they want – authentic, efficient and interesting properties in highly-amenitized locations that appeal to their employees.”
Please refer to the Investor Relations page of Cousins' website for a presentation with additional information on the transactions discussed in this release.
About Cousins Properties
Cousins Properties is a fully integrated, self-administered and self-managed real estate investment trust (REIT). The Company, based in Atlanta, GA and acting through its operating partnership, Cousins Properties LP, primarily invests in Class A office buildings located in high-growth Sun Belt markets. Founded in 1958, Cousins creates shareholder value through its extensive expertise in the development, acquisition, leasing and management of high-quality real estate assets. The Company has a comprehensive strategy in place based on a simple platform, trophy assets and opportunistic investments. For more information, please visit www.cousins.com.